Exhibit 107.1
Calculation of Filing Fee Tables
Form
S-8
(Form Type)
Lumentum Holdings Inc.
(Exact name of registrant as specified in its charter)
Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

(1)	Equity	Common stock, $0.001 par value per share, reserved for issuance pursuant to the Lumentum Holdings Inc. 2025 Inducement Equity Incentive Plan	Other	165,000	$52.23	$8,617,950.00	0.00015310	$1,319.41

Total Offering Amounts						$8,617,950.00		$1,319.41

Total Fee Offsets								–

Net Fee Due								$1,319.41

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “
Securities Act
”), this Registration Statement shall also cover any additional securities that may be necessary to adjust the number of shares reserved for issuance pursuant to the Registrant’s 2025 Inducement Equity Incentive Plan (the “
Inducement Plan
”) by reason of any stock split, stock dividend or similar adjustment effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s common stock.

Represents the increase to the number of shares of the Registrant’s common stock reserved for issuance pursuant to future awards under the Inducement Plan.
The proposed maximum offering price per unit is estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the Registrant’s registration fee on the basis of $52.23 per share, which is the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on April 7, 2025.